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                                                                   Exhibit 23.10

                [GRIGORACI, TRAINER, WRIGHT & PATERNO LETTERHEAD]


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Pegasus Communications Corporation on Form S-4 (file no. 333-40205) of our report relating to the statement of net assets sold as of December 31, 1996 and the related statements of operations and cash flows for the year ended of Turner-Vision, Inc. (an S-corporation) DBS Operations, which appears in the Current Report on Form 8-K/A of Pegasus Communications Corporation dated September 8, 1997 (and filed October 31, 1997). We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.



                                        /s/ Grigoraci, Trainer, Wright & Paterno




Charleston, West Virginia
January 12, 1998